Exhibit 10.1

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”), entered into as of August 5, 2021 (the “Grant Date”), sets forth the terms and conditions of an award (this “Award”) of restricted stock units (“RSUs”) granted by Ecoark Holdings, Inc., a Nevada corporation (the “Company”), to Peter Mehring (the “Recipient”).

1. Definition and Incorporation of Certain Terms. This Award is made pursuant to the Company’s 2017 Omnibus Incentive Plan (the “Plan”) and the equity award granted hereunder shall be made from the pool of equity awards authorized under the Plan. The terms of the Plan are otherwise incorporated in this Agreement. Capitalized terms used in this Agreement that are not defined in this Agreement have the meanings as used or defined in the Plan. The Recipient hereby acknowledges receipt of the Plan.

2. Award. Effective as of the Grant Date, the Recipient was granted 272,252 RSUs. In addition, upon shareholder approval of an increase in the Plan (or a new Equity Incentive Plan), the Company shall grant the Recipient an additional 63,998 RSUs (“Additional RSUs”). These Additional RSUs will be subject to an agreement substantially similar to this Agreement. In consideration for the Award, the Recipient hereby cancels 672,499 stock options as evidenced by Exhibit A.

3. Vesting.

(a) The RSUs will vest in 12 equal quarterly increments with the first vesting date being November 4, 2021, as detailed on Schedule A. All RSUs shall immediately vest upon (i) the Recipient ceasing to be an employee, advisor, director or consultant for the Company, or (ii) upon the Company or its wholly-owned subsidiary, Zest Labs, Inc., a Delaware corporation (“ZEST”), incurring a Change of Control.

(b) Vested RSUs shall be paid out in the form of shares of the Company’s Common Stock with delivery of the Common Stock occurring upon the vesting dates or if vesting occurs upon a Change of Control immediately prior to the occurrence of such Change of Control.

4. Rights. The Recipient will receive no benefit or adjustment to the RSUs with respect to any cash or stock dividend, or other distributions except as provided for in the Plan. Further, the Recipient will have no voting rights with respect to the RSUs until the shares of Common Stock are delivered.

5. Restriction on Transfer. The Recipient shall not sell, transfer, pledge, hypothecate or otherwise dispose of any RSUs prior to the applicable vesting date.

6. Reservation of Right to Terminate Relationship. Nothing contained in this Agreement shall restrict the right of the Company to terminate the relationship of the Recipient at any time, with or without cause.

7. Tax Payments. The Company shall pay the federal and state income taxes (the “Taxes”) of the Recipient, and the Recipient shall have the right in his sole discretion to direct the Company to pay such Taxes by withholding of a number of shares of Common Stock equal to the quotient of the Taxes divided by the Fair Market Value of the Common Stock as of the date of vesting.

8. 409A Compliance. The provisions of this Agreement and the issuance of the shares of Common Stock in respect of the RSUs is intended to comply with the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4).

9. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, as follows:

The Recipient:	To the Recipient at the address on the signature page of this Agreement.

The Company	Ecoark Holdings, Inc.
303 Pearl Parkway
Suite 200
San Antonio, TX 78215
Email: _____________________

with a copy to:	Michael D. Harris, Esq.
Nason, Yeager, Gerson, Harris & Fumero, P.A.
3001 PGA Boulevard, Suite 305
Palm Beach Gardens, Florida 33410
Email: _____________________

or to such other address as either of them, by notice to the other may designate from time to time.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

11. Attorney’s Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses

12. Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement, and such term or condition except to such extent or in such application, shall not be affected hereby and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

13. Entire Agreement. This Agreement represents the entire agreement and understanding between the parties and supersedes all prior negotiations, understandings, representations (if any), and agreements made by and between the parties. Each party specifically acknowledges, represents and warrants that they have not been induced to sign this Agreement.

14. Governing Law; Exclusive Jurisdiction. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Nevada without regard to choice of law considerations. Any action arising out of or related to this Agreement shall only be brought in the state or federal courts located in Las Vegas, Nevada. The parties agree not to raise any objection to the venue including whether it is an inconvenient forum in the federal courts.

15. Headings. The headings in this Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof

[Signature Page to Follow]

Ecoark Holdings, Inc.

By:	/s/ Randy May
Randy May
Chief Executive Officer

By:	/s/ Peter Mehring
Peter Mehring

_____________________

_____________________

Email: ________________

Exhibit A – Evidence of cancelled stock options

Schedule A – RSU vesting schedule